                                                                     Exhibit 2.1

                                                                 EXECUTION DRAFT

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           EDDIE BAUER HOLDINGS, INC.

                              EDDIE B HOLDING CORP.

                                       AND

                            EDDIE B INTEGRATED, INC.

                          DATED AS OF NOVEMBER 13, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1

ARTICLE II THE MERGER....................................................     9
   SECTION 2.1.  THE MERGER..............................................     9
   SECTION 2.2.  CLOSING.................................................     9
   SECTION 2.3.  EFFECTIVE TIME..........................................     9
   SECTION 2.4.  CERTIFICATE OF INCORPORATION AND BY-LAWS................    10
   SECTION 2.5.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.....    10

ARTICLE III CONVERSION OF SECURITIES; TREATMENT OF COMPANY OPTIONS.......    10
   SECTION 3.1.  CONVERSION OF CAPITAL STOCK.............................    10
   SECTION 3.2.  EXCHANGE OF CERTIFICATES................................    11
   SECTION 3.3.  DISSENTING SHARES.......................................    13
   SECTION 3.4.  TERMINATION AND SATISFACTION OF COMPANY OPTIONS AND
                 RSUS....................................................    14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    14
   SECTION 4.1.  ORGANIZATION............................................    14
   SECTION 4.2.  CAPITALIZATION..........................................    15
   SECTION 4.3.  AUTHORITY...............................................    16
   SECTION 4.4.  CONSENTS AND APPROVALS; NO VIOLATIONS...................    17
   SECTION 4.5.  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES...........    17
   SECTION 4.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS....................    18
   SECTION 4.7.  LITIGATION..............................................    20
   SECTION 4.8.  PERSONAL PROPERTY.......................................    21
   SECTION 4.9.  REAL PROPERTY...........................................    21
   SECTION 4.10. TAXES...................................................    22
   SECTION 4.11. COMPLIANCE WITH LAWS; PERMITS...........................    23
   SECTION 4.12. EMPLOYEE BENEFITS.......................................    23
   SECTION 4.13. LABOR AND EMPLOYMENT MATTERS............................    25
   SECTION 4.14. MATERIAL CONTRACTS......................................    25
   SECTION 4.15. INTELLECTUAL PROPERTY...................................    26
   SECTION 4.16. ENVIRONMENTAL MATTERS...................................    26
   SECTION 4.17. AFFILIATE TRANSACTIONS..................................    27
   SECTION 4.18. OPINION OF FINANCIAL ADVISOR............................    27
   SECTION 4.19. SECTION 203 OF THE DGCL.................................    27
   SECTION 4.20. BROKER'S FEES...........................................    27
   SECTION 4.21. NO OTHER REPRESENTATIONS OR WARRANTIES..................    27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........    28
   SECTION 5.1.  CORPORATE ORGANIZATION..................................    28

   SECTION 5.2.  AUTHORITY...............................................    28
   SECTION 5.3.  CONSENTS AND APPROVALS; NO VIOLATIONS...................    28
   SECTION 5.4.  MERGER SUB..............................................    29
   SECTION 5.5.  SUFFICIENT FUNDS........................................    29
   SECTION 5.6.  OWNERSHIP OF SHARES.....................................    29
   SECTION 5.7.  OTHER AGREEMENTS........................................    29
   SECTION 5.8.  BROKER'S FEES...........................................    30
   SECTION 5.9.  SOLVENCY................................................    30

ARTICLE VI COVENANTS.....................................................    30
   SECTION 6.1.  CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.........    30
   SECTION 6.2.  STOCKHOLDERS' MEETING...................................    34
   SECTION 6.3.  NO SOLICITATION.........................................    36
   SECTION 6.4.  PUBLICITY...............................................    39
   SECTION 6.5.  ACCESS TO INFORMATION...................................    40
   SECTION 6.6.  FURTHER ASSURANCES; REGULATORY MATTERS; NOTIFICATION OF
                 CERTAIN MATTERS; FINANCING COOPERATION..................    41
   SECTION 6.7.  EMPLOYEE BENEFIT PLANS..................................    43
   SECTION 6.8.  INDEMNIFICATION AND INSURANCE...........................    44
   SECTION 6.9.  OBLIGATIONS OF MERGER SUB...............................    46
   SECTION 6.10. STOCKHOLDER LITIGATION..................................    47

ARTICLE VII CONDITIONS...................................................    47
   SECTION 7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                 MERGER..................................................    47
   SECTION 7.2.  ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND MERGER
                 SUB TO EFFECT THE MERGER IN CERTAIN CASES...............    48
   SECTION 7.3.  ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO
                 EFFECT THE MERGER IN CERTAIN CASES......................    49

ARTICLE VIII TERMINATION.................................................    50
   SECTION 8.1.  TERMINATION.............................................    50
   SECTION 8.2.  EFFECT OF TERMINATION...................................    52
   SECTION 8.3.  TERMINATION FEE.........................................    52
   SECTION 8.4.  EXPENSE REIMBURSEMENT...................................    54

ARTICLE IX MISCELLANEOUS.................................................    54
   SECTION 9.1.  AMENDMENT AND MODIFICATION..............................    54
   SECTION 9.2.  EXTENSION; WAIVER.......................................    54
   SECTION 9.3.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...........    55
   SECTION 9.4.  NOTICES.................................................    55
   SECTION 9.5.  COUNTERPARTS............................................    56
   SECTION 9.6.  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.............    56
   SECTION 9.7.  SEVERABILITY............................................    56
   SECTION 9.8.  GOVERNING LAW...........................................    57
   SECTION 9.9.  ASSIGNMENT..............................................    57
   SECTION 9.10. SCHEDULES...............................................    57

   SECTION 9.11. EXPENSES................................................    57
   SECTION 9.12. SUBMISSION TO JURISDICTION; WAIVERS.....................    57
   SECTION 9.13. SPECIFIC PERFORMANCE....................................    58
   SECTION 9.14. CONSTRUCTION OF AGREEMENT...............................    58

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 13, 2006, by and among Eddie Bauer Holdings, Inc., a Delaware corporation (the "Company"), Eddie B Holding Corp., a Delaware corporation ("Parent"), and Eddie B Integrated, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined it to be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the transactions contemplated hereby, including the Merger (collectively, the "Transactions"); and

     WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following terms have the following meanings:

     "Affiliate" has the meaning assigned to that term in Rule 12b-2 of the Exchange Act Rules.

     "Agreement" has the meaning assigned to that term in the Preamble.

     "Alternative Proposal" means any offer, proposal or indication of interest (other than the Transactions), as the case may be, by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of Shares or other equity securities of the Company representing 15% (in number or voting power) or more of the outstanding capital stock of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of Shares or other equity securities of the Company representing 15% (in number or voting power) or more of the outstanding capital stock of the Company, or (iii) the acquisition, license, purchase or other disposition of 15% or more of the consolidated assets

(including the capital stock or assets of any Subsidiary) of the Company or of a business that constitutes 15% or more of the consolidated revenues or consolidated net income of the Company.

     "Benefit Plan" and "Benefit Plans" have the respective meanings assigned to those terms in Section 4.12(a).

     "Business Day" means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.

     "Certificate" has the meaning assigned to that term in Section 3.1(c).

     "Certificate of Merger" means a certificate of merger to be filed with the Secretary of State.

     "Closing" has the meaning assigned to that term in Section 2.2.

     "Closing Date" has the meaning assigned to that term in Section 2.2.

     "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning assigned to that term in the Preamble.

     "Company By-Laws" has the meaning assigned to that term in Section 4.1(b).

     "Company Cash Deposit" has the meaning assigned to that term in Section 3.2(a).

     "Company Certificate" has the meaning assigned to that term in Section 4.1(b).

     "Company Disclosure Schedule" has the meaning assigned to that term in the introduction to Article IV.

     "Company Intellectual Property" has the meaning assigned to that term in
Section 4.15(b).

     "Company Material Adverse Effect" means any adverse effect, change, event, occurrence, development, state of circumstances or facts affecting (i) the assets and Liabilities, business, results of operations or financial condition, in each case, which is material to the Company and the Company Subsidiaries, taken as a whole, or (ii) which would materially impair or delay the Company's ability to perform its material obligations under this Agreement; provided, however, that any effect, change, event, occurrence, development, state of circumstances or facts resulting from or attributable to any one or more of the following matters shall not be taken into account in determining whether there has been a Company Material Adverse Effect and shall not be deemed to constitute a Company Material Adverse Effect: (1) general changes in economic, regulatory or political conditions or financial or securities markets, including the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (2) general changes in conditions affecting any of the industries or markets in which the Company or any of the Company Subsidiaries operates, (3) any change, occurrence, development, event, series of events or circumstances arising out of, resulting from or attributable to the execution and delivery of this Agreement or the consummation of any of the Transactions, or the public announcement of this Agreement, (4) any change in the market price or trading volume of the Company's securities, (5) any change in Law, GAAP or interpretations thereof that apply to the Company or any of the Company Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law, (6) the failure of the Company to meet analysts' expectations, (7) any change in the expected collections with respect to the securitization interests held by the Company Subsidiaries Financial Services Acceptance Corporation and Spiegel Acceptance Corporation, (8) the occurrence of any default or event of default under any of the Company's loan, guaranty or security agreements included in the Material Contracts unless as a result thereof the indebtedness subject to such agreement automatically becomes, or is declared to be, due and payable prior to its scheduled due date, (9) any change in the Company's deferred tax assets or ability to use its net operating losses for tax purposes arising out of or attributable to an election for the use of such losses to be governed by Section 382(l)(6) of the Code, (10) any challenge to or failure to sustain any position taken by the Company with respect to the amount and use of its net operating losses unless such challenge or failure would be reasonably likely to result in a material reduction in the cumulative use of such losses after the Effective Date after giving effect to the application of Section 382 of the Code thereto as a result of the Transactions, (11) any impairment charge with respect to the Company's intangible assets required by GAAP, or (12) any failures of the Company to take any action referred to in Section 6.1 due to Parent's withholding of consent following written notice from the Company that the withholding of such consent would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (determined in accordance with the balance of this definition), unless, in the case of the foregoing clauses (1), (2) and (5), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole relative to other industry participants.

     "Company Option" has the meaning assigned to that term in Section 3.4.

     "Company Option Plan" means the Company's 2005 Stock Incentive Plan.

     "Company-Owned Intellectual Property" has the meaning assigned to that term in Section 4.15(a).

     "Company Preferred Stock" has the meaning assigned to that term in Section 4.2(a).

     "Company RSU" has the meaning assigned to that term in Section 3.4.

     "Company Stockholder Approval" has the meaning assigned to that term in
Section 4.3(a).

     "Company Subsidiary" means any Subsidiary of the Company.

     "Company's Knowledge" means the actual knowledge of the Company's President and Chief Executive Officer, Senior Vice Presidents and Interim Chief Financial Officer, and each other member of the Board of Directors of the Company.

     "Confidentiality Agreements" means the confidentiality agreements dated as of June 16, 2006 between the Company and Sun Capital Partners Group IV, Inc. and as of June 22, 2006 between the Company and Golden Gate Private Equity, Inc.

     "Contract" means any contract, indenture, note, bond, lease, commitment or other agreement, whether written or oral.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Dissenting Shares" has the meaning assigned to that term in Section 3.3.

     "Effective Time" has the meaning assigned to that term in Section 2.3.

     "Environmental Laws" means all applicable Laws and all common law as in effect on or prior to the date of this Agreement relating to workplace health and safety, the control of any pollutant or hazardous material, substance or waste, the protection of the environment or the effect of the environment or environmental hazards on human health, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.)

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business at any relevant time considered a single employer with the Company or any Company Subsidiary under
Section 414 of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Act Rules" means the rules promulgated under the Exchange Act.

     "Expenses" has the meaning assigned to that term in Section 8.4.

     "Financing" has the meaning assigned to that term in Section 6.6(e).

     "Fiscal Year 2005" means the Company's fiscal year beginning on January 2, 2005 and ending on December 31, 2005.

     "Fiscal Year 2006" means the Company's fiscal year beginning on January 1, 2006 and ending on December 30, 2006.

     "Freely Available Cash" has the meaning assigned to that term in Section 3.2(a).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any federal, state, provincial, supra-national, foreign or local government, court, tribunal, judicial or arbitral body, administrative or regulatory agency or commission or any other governmental authority or instrumentality (including any political or other subdivision, department or branch of any of the foregoing).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Liabilities" has the meaning assigned to that term in Section 6.8(a).

     "Indemnified Parties" has the meaning assigned to that term in Section 6.8(a).

     "Indemnified Party" has the meaning assigned to that term in Section
6.8(a).

     "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: trade secrets, know-how, inventions (whether or not patentable or reduced to practice), improvements, patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof; all registered trademarks, service marks, trade dress, logos, designs, slogans, trade names, corporate names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated with any of the foregoing, and applications for registration, registrations, and renewals in connection therewith; copyrightable works, all registered copyrights and applications for registration thereof, and renewals in connection therewith; all Internet domain names; all computer software (including source code, executable code, data, databases and related documentation and programs) other than computer software programs that are generally available in "off the shelf" commercial packages or by Internet distribution having a replacement cost and/or annual license fee of less than $25,000; confidential business information (including all ideas, marketing, technical and other data, patterns, designs, drawings, specifications, research and development, formulas, compositions, processes, methods and techniques, customer and supplier lists, pricing and cost information, business and marketing plans, studies and proposals); all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for infringements, misappropriations or other conflict with any Intellectual Property.

     "Joint Ventures" means, collectively, Eddie Bauer Japan, Inc. and Eddie Bauer Gmbh & Co. KG.

     "Law" means any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Entity.

     "Leased Real Property" has the meaning assigned to that term in Section 4.9(b).

     "Liabilities" means any indebtedness and any other liabilities and obligations whether accrued or fixed, absolute or contingent, known or unknown.

     "Liens" means any pledges, rights of first refusal, options, liens, encumbrances, mortgages, claims, security interests or charge of any kind.

     "Material Contract" means each (i) Contract (including all amendments thereto) that, as of the date of this Agreement, has been filed as a "material contract" by the Company with the SEC as an exhibit to the SEC Documents (other than Benefit Plans), (ii) Contract under which the Company or any of the Company Subsidiaries expended in excess of $1,000,000 during Fiscal Year 2005 or expects to expend in excess of $1,000,000 during Fiscal Year 2006 (other than Real Property Leases and purchase orders for the purchase of inventory in the ordinary course of business), including leases of personal property and Contracts for the construction or modification of any building structure or other capital expenditure or acquisition of assets (by way of merger, consolidation, purchase or otherwise), (iii) Contract containing any non-competition covenant binding upon the Company or any Company Subsidiary (other than Real Property Leases), (iv) Real Property Lease under which the Company or any of the Company Subsidiaries expended in excess of $750,000 during Fiscal Year 2005 or expects to expend in excess of $750,000 during Fiscal Year 2006, (v) standby letter of credit obtained by the Company or any of the Company Subsidiaries in an amount exceeding $500,000, (vi) loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, guarantee or any other obligation for borrowed money entered into by the Company or any of the Company Subsidiaries in an amount exceeding $1,000,000 (other than items referred to in the preceding clauses of this definition, intercompany items, guarantees of the Company Subsidiaries' leases, deposits in the ordinary course of business and any item constituting a portion of the restricted cash and cash equivalents as reflected in the SEC Financial Statements or the notes thereto), or (vii) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any securities or assets of any Person. For the avoidance of doubt, only those Contracts referred to in the preceding sentence that remain in effect, or pursuant to which the Company or any of its Subsidiaries has any outstanding obligations, as of the date of this Agreement shall be taken into account in determining the Company's Material Contracts.

     "Merger" has the meaning assigned to that term in the Recitals.

     "Merger Consideration" has the meaning assigned to that term in Section 3.1(c).

     "Merger Sub" has the meaning assigned to that term in the Preamble.

     "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

     "Other Company Approvals" has the meaning assigned to that term in Section 4.4(a).

     "Owned Real Property" has the meaning assigned to that term in Section 4.9(a).

     "Parent" has the meaning assigned to that term in the Preamble.

     "Parent Approvals" has the meaning assigned to that term in Section 5.3(a).

     "Parent Material Adverse Effect" has the meaning assigned to that term in
Section 5.1.

     "Parent Material Breach" has the meaning assigned to that term in Section 8.3(d)

     "Parent Termination Fee" means (i) at any time prior to January 27, 2007 (but not after the Company Stockholder Approval is obtained), $12,150,000, (ii) on or at any time after January 27, 2007 (but not after the Company Stockholder Approval is obtained), $20,000,000 and (iii) at any time following the Company Stockholder Approval, $30,000,000.

     "Paying Agent" has the meaning assigned to that term in Section 3.2(a).

     "Permits" has the meaning assigned to that term in Section 4.11.

     "Permitted Liens" means (i) Liens for Taxes or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith and for which the Company has established adequate reserves in its financial statements in accordance with GAAP, (ii) mechanics', carriers', workers', repairers', and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent in the electronic data room prepared by the Company prior to the date of this Agreement or otherwise delivered by the Company to Parent and all Liens of record, (vii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (viii) with respect to securities, Liens created as a result of federal or state securities laws, (ix) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, and (x) Liens set forth on Section 1.1 of the Company Disclosure Schedule.

     "Person" shall be construed as broadly as possible and includes an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

     "Proxy Statement" has the meaning assigned to that term in Section
6.2(a)(i).

     "Real Property Lease" means any agreement (including all amendments and guaranties thereof), written or oral, under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant.

     "Representatives" has the meaning assigned to that term in Section 6.3(a).

     "Required Financial Information" has the meaning assigned to that term in
Section 6.6(e).

     "Returns" has the meaning assigned to that term in Section 4.10.

     "SEC" means the U.S. Securities and Exchange Commission.

     "SEC Documents" has the meaning assigned to that term in the introduction to Article IV.

     "SEC Financial Statements" has the meaning assigned to that term in Section 4.5(a).

     "Secretary of State" means the Secretary of State of the State of Delaware.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" has the meaning assigned to that term in Section 4.2(a).

     "Solvent" has the meaning assigned to that term in Section 5.9.

     "Special Meeting" has the meaning assigned to that term in Section 6.2(a)(iii).

     "Subsidiary", when used with respect to any Person, means any corporation, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled directly or indirectly by such Person or by one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.

     "Superior Proposal" means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be 50% rather than 15%), which (on its most recently amended or modified terms, if amended or modified) did not otherwise result from a breach of Section 6.3 and the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) (i) is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing, and the Person making the proposal), (ii) for which financing, to the extent required, is then committed, and (iii) if consummated, would result in a transaction that is more favorable to the Company's stockholders in their capacity as stockholders (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than the Merger.

     "Superior Proposal Agreement" has the meaning assigned to that term in
Section 6.3(c).

     "Surviving Corporation" has the meaning assigned to that term in Section
2.1.

     "Tax" means (i) any United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, national insurance, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or additional amount related thereto; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any Liability for or in respect of the payment of any amount described in clauses
(i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

     "Termination Fee" has the meaning assigned to that term in Section 8.3.

     "Transactions" has the meaning assigned to that term in the Recitals.

                                   ARTICLE II
                                   THE MERGER

     SECTION 2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the DGCL, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, Liabilities and duties of the Company shall become the debts, Liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the Liabilities and obligations of the Company and Merger Sub.

     SECTION 2.2. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, 60601, at 10:00 a.m., local time, on a date not later than two Business Days after satisfaction or waiver of all of the conditions set forth in
Article VII (other than those conditions that by their nature must be satisfied on the Closing Date, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the parties hereto shall agree (such date on which the Closing occurs being hereinafter referred to as the "Closing Date").

     SECTION 2.3. EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Secretary of State as provided in Section 251 of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger, such time being hereinafter referred to as the "Effective Time."

     SECTION 2.4. CERTIFICATE OF INCORPORATION AND BY-LAWS.

     At the Effective Time the Company Certificate and Company By-Laws, as in effect immediately prior to the Effective Time, shall be amended in their entirety to read as set forth on Exhibit A and Exhibit B hereto, respectively, and as so amended shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in compliance with the DGCL.

     SECTION 2.5. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

     The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE III
             CONVERSION OF SECURITIES; TREATMENT OF COMPANY OPTIONS

     SECTION 3.1. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holders of shares of capital stock of the Company or Merger Sub:

          (a) COMMON STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) CANCELLATION OF CERTAIN SHARES. All Shares that are issued and outstanding immediately prior to the Effective Time and owned by any of Parent, Merger Sub and any other Subsidiary of Parent, and all Shares held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive $9.25 in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined below). All such Shares when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") that immediately prior to the Effective Time represented any such outstanding Share (other than any Dissenting Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.

          (d) ADJUSTMENT OF MERGER CONSIDERATION. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

     SECTION 3.2. EXCHANGE OF CERTIFICATES.

          (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to act as paying agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this
Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and Parent. Prior to the Effective Time, the Company shall deposit with the Paying Agent the amount of its Freely Available Cash less the aggregate amount payable pursuant to Section
3.4 (such net amount, the "Company Cash Deposit"), which amount shall be used to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to Section 3.1(c) and shall not be used to satisfy any other obligations of the Company or any of the Company Subsidiaries. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount of cash equal to (i) the amount necessary to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to
Section 3.1(c) less (ii) the Company Cash Deposit. Such funds shall not be used for any purpose other than as set forth in this Article III, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services or (D) investments in any money market funds investing solely in any of the foregoing; provided, however, that no such investment or losses therefrom shall affect the Merger Consideration, and Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments will be payable to Merger Sub or Parent, as Parent directs. "Freely Available Cash" means, as determined by the Company, unrestricted cash on hand of the Company and the Company Subsidiaries less (1) any unpaid fees and expenses incurred or expected to be incurred by the Company in connection with this Agreement and the Transactions,
(2) the amount of any payments to employees and former employees required by any of the Benefit Plans as a result of the Transactions, (3) the cost of the "tail" policy contemplated by Section 6.8 and (4) an amount required to satisfy the reasonable short-term working capital needs of the Company and the Company Subsidiaries. With respect to the cash of any Company Subsidiaries, "Freely Available Cash" shall exclude any cash which, as determined by the Company, cannot be distributed, contributed or otherwise delivered to the Company (i) in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests, (ii) without the incurrence of any Tax obligation by the Company or any of the Company Subsidiaries attributable to such distribution, contribution or other delivery, or (iii) without breaching any obligation in any Contract to which the Company or any Company Subsidiary is a party.

          (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, but in no event more than five Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares which were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) of this Section 3.2) for each Share formerly represented by such Certificate, to be mailed within ten Business Days of receipt of such Certificate and letter of transmittal by the Paying Agent, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any Tax required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. After the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration in cash as contemplated by this
Section 3.2.

          (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN SHARES. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

          (d) TERMINATION OF FUND; NO LIABILITY. At any time following 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent for the payment of the Merger Consideration and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) for payment of any Merger Consideration that may be payable upon surrender of any Certificate, as determined pursuant to this Agreement, without any interest thereon. Any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e) WITHHOLDING TAXES. The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Certificates, as applicable, in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity. This Section 3.2(e) shall apply, mutatis mutandis, to any amounts payable pursuant to Section 3.4.

          (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

     SECTION 3.3. DISSENTING SHARES.

     Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder's rights to receive payment of the fair value of such holder's Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this
Section 3.3, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Shares to be paid the fair value of such holder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to participate in negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of

Parent, (i) make any payment with respect to any such demands for appraisal,
(ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or
(iv) agree to do any of the foregoing.

     SECTION 3.4. TERMINATION AND SATISFACTION OF COMPANY OPTIONS AND RSUS.

     The Company shall take all actions necessary to terminate the Company Option Plan effective as of the Effective Time. In addition, the Company shall take all actions necessary to provide that, effective as of the Effective Time:
(a) each outstanding option ("Company Option") and each outstanding restricted stock unit ("Company RSU") to buy or receive, as applicable, Shares granted under the Company Option Plan, whether or not then exercisable and vested, shall be cancelled; and (b) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to: (i) pay to each holder of Company Options, whether or not such Company Options are then exercisable and vested, an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each Company Option held by such holder and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes) and (ii) pay to each holder of Company RSUs an amount in cash in respect thereof equal to the product of (A) the Merger Consideration and (B) the number of Shares underlying the Company RSUs held by such holder (such payment to be net of applicable withholding taxes). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amounts under this Section 3.4 as soon as practicable following (but in no event more than three Business Days after) the Effective Time to the holder of each such Company Option or Company RSU, as applicable. Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.4 to the extent such treatment is not expressly provided for by the terms of the Company Option Plan and related award agreements.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the applicable section of the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), but subject to Section 9.10 of this Agreement, and except as disclosed in the Company's reports, schedules, forms and registration statements filed with the SEC pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder from June 21, 2005 through the date of this Agreement (other than predictive or forward-looking disclosures in the "Risk Factors" section of such filings and any other disclosures included in such filings that are predictive or forward-looking in nature) (collectively, the "SEC Documents"), the Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 4.1. ORGANIZATION.

          (a) Each of the Company and the Company Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed, as the case may be, and each has the requisite power and authority to carry on its business as it is now being conducted, except, in the case of the Company Subsidiaries, for any failure to be so organized, existing and in good standing or to have such power and authority which would not reasonably be expected to have, when aggregated with all such other failures, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

          (b) The copies of the Company's Certificate of Incorporation, as amended (the "Company Certificate"), and By-Laws, as amended (the "Company By-Laws"), most recently filed with the Company's SEC Documents are complete and correct copies of such documents, and no other such documents are binding upon the Company. The Company is not in violation of the provisions of the Company Certificate or the Company By-Laws.

     SECTION 4.2. CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share ("Shares"), and
(ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"). As of the date of this Agreement there are, and as of the Closing Date there will be 30,020,662 Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding other than any Shares issued after the date hereof pursuant to Company Options and Company RSUs outstanding on the date of this Agreement. As of the date of this Agreement there are, and as of the Closing Date there will be, Company Options to acquire 591,818 Shares outstanding and Company RSUs representing 892,802 Shares outstanding, except for any Company Options or Company RSUs outstanding on the date of this Agreement but exercised or settled after the date hereof. To the Company's Knowledge, Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of the Company Options and Company RSUs, the number of shares issuable thereunder and exercise or conversion price relating thereto. The exercise price of each Company Option is greater than $13.00 per share. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided by this Agreement and except for the Company Options and Company RSUs, there are no subscriptions, options, warrants, calls, stock appreciation rights or other commitments, rights or agreements of any character relating to dividend rights or the purchase, sale, issuance or voting of any security of the Company to which the Company or any Company Subsidiary is a party, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive, any Shares. There are no bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters in which shareholders of the Company may vote. There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the shares or other equity interests of the Company or any of the Company Subsidiaries.

          (b) The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity or voting interests in, the Company Subsidiaries, free and clear of any Liens, other than Permitted Liens, and all of such shares of capital stock or other equity or voting interests are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of the Company Subsidiaries nor, to the Company's Knowledge, either Joint Venture has any outstanding subscriptions, options, warrants, calls, stock appreciation rights or other commitments or agreements of any character calling for the purchase, sale, issuance or voting of any security of any Company Subsidiary or Joint Venture, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive any security of any Company Subsidiary or Joint Venture. Except for the Joint Ventures, the Company does not own, directly or indirectly, any capital stock of (or other ownership interest in) or any other securities convertible or exchangeable into or exercisable for capital stock of (or ownership interest in) any Person other than the Company Subsidiaries. The outstanding shares of capital stock of, or other equity or voting interests in, the Joint Ventures owned, directly or indirectly, by the Company are free and clear of any Liens other than Permitted Liens. Section 4.2(b) of the Company Disclosure Schedule sets forth each direct and indirect Subsidiary of the Company.

          (c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any indebtedness for borrowed money in excess of $2,000,000.

     SECTION 4.3. AUTHORITY.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to obtaining the vote of holders of a majority of the issued and outstanding Shares in favor of the approval and adoption of this Agreement prior to the consummation of the Merger in accordance with Section 251 of the DGCL (the "Company Stockholder Approval"). The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Company and, except for the receipt of the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor's rights generally and (ii) is subject to general principles of equity.

          (b) At a meeting duly called and held, the Board of Directors of the Company approved this Agreement, the Merger and the other Transactions and, subject to Section 6.3, resolved to recommend that the Company's stockholders vote in favor of the adoption of this Agreement at the Special Meeting.

     SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) No consent or approval of, or filing, notice to, declaration or registration with, any Governmental Entity, which has not been obtained or made, is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them other than (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State, and (iv) expiration or early termination of the waiting period under the HSR Act (all of the foregoing, collectively, the "Other Company Approvals").

          (b) Neither the execution and delivery by the Company of this Agreement, the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them, nor compliance by the Company or the Company Subsidiaries with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or any of the similar organizational documents of any Company Subsidiary or (ii) assuming that the Company Stockholder Approval and the Other Company Approvals are obtained or made, as the case may be, (A) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any Material Contract, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.5. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          (a) The consolidated financial statements (including the related notes and schedules) of the Company (the "SEC Financial Statements") included in the SEC Documents have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations, cash flows and changes in stockholders' equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

          (b) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the interim chief financial officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (c) Neither the Company nor any of the Company Subsidiaries has any Liabilities that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, except (i) for such Liabilities (A) reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company as of July 1, 2006 (including the notes thereto), which is included in the SEC Financial Statements, (B) incurred in the ordinary course of business consistent with past practice, (C) arising under the terms of (but not from any breach or default under) any Contract or Permit binding upon the Company or any of the Company Subsidiaries that is either (1) disclosed in the Company Disclosure Schedule or (2) not required to be so disclosed by the terms of this Agreement, and including any such Contract that is entered into, or such Permit that is obtained, after the date of this Agreement, as long as entering into such Contract or obtaining such permit does not violate any provision of this Agreement, or (D) incurred pursuant to or in connection with this Agreement or the Transactions and (ii) for such other Liabilities as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Since July 1, 2006, no events, changes, conditions or developments have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From July 1, 2006 to the date of this Agreement, (a) the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and (b) there has been no:

               (i) (A) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company (other than dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company) or (B) issuance, sale, grant, disposal of, pledge or other encumbrance by the Company or any Company Subsidiary, or any authorized or proposed issuance, sale, grant, disposition or pledge or other encumbrance by the Company or any Company Subsidiary of, any shares of the Company's capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the Company's capital stock, or the grant by the Company or any Company Subsidiary of any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of the Company's capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company's capital stock, other than upon exercise of Company Options or settlement of vested Company RSUs;

               (ii) redemption or other acquisition by the Company of any of its capital stock;

               (iii) stock split, reverse stock split, combination or reclassification of the Shares;

               (iv) creation, incurrence or assumption of any indebtedness for borrowed money, issuance of any note, bond or other debt security, or guarantee of any indebtedness (other than borrowings under the Company's existing line of credit facilities and guarantees of Real Property Leases in the ordinary course of business), in such cases in excess of $1,000,000 in the aggregate or any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions by the Company or any Company Subsidiary to, or investments in, any other Person other than to any of the Company and the Company Subsidiaries;

               (v) sale, transfer, license, mortgage, encumbrance or other disposal of any of the Company's properties or assets with a value in excess of $2,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, other than sales of inventory or licenses in the ordinary course of business, or cancellation, release or assignment of any indebtedness for borrowed money in excess of $2,000,000 to any such Person;

               (vi) grant of a license (whether written or oral, but excluding any renewal, consistent with past practice, of any existing license) to, or any other rights with respect to, any Company Intellectual Property to any Person that would be material to the Company and the Company Subsidiaries when taken as a whole;

               (vii) material acquisition or investment by the Company or any Company Subsidiary (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company's cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchase or exclusive license of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company's capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

               (viii) (A) increase or decrease in the rate or terms of compensation or benefits payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees whose annual base salary exceeds $150,000, (B) employment or severance agreement entered into, or grant or increase by the Company or any Company Subsidiary in the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees whose annual base salary exceeds $150,000 or any severance or termination payment to any such Person or (C) establishment, adoption, entrance into or termination by the Company or any Company Subsidiary of any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement or amendment or waiver of any performance or vesting criteria or any acceleration of vesting, exercisability or funding of any of the foregoing, except in any such case (1) as required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (2) occurring in the ordinary course of business and, in the aggregate, consistent with past practice or (3) required by Law;

               (ix) amendment to the Company Certificate or Company By-Laws (or the equivalent governing documents of the Company Subsidiaries);

               (x) material change by the Company in accounting methods, principles or practices except as required by GAAP or by a Governmental Entity;

               (xi) (A) except as required by applicable Law, change by the Company or any Company Subsidiary in any election in respect of Taxes or any material accounting method in respect of Taxes, (B) entry by the Company or any Company Subsidiary into any tax allocation agreement, tax sharing agreement or closing agreement, or (C) settlement or compromise by the Company or any Company Subsidiary of any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or in the aggregate in excess of $2,000,000;

               (xii) write up, write down or write off of the book value by the Company or any Company Subsidiary of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

               (xiii) subject to Section 6.3(c), any action taken by the Company or any Company Subsidiary to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

               (xiv) layoff by the Company or any Company Subsidiary of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

               (xv) settlement of litigation (or threatened litigation) by the Company or any Company Subsidiary for an amount in excess of $375,000 per litigation net of insurance proceeds or in the aggregate in excess of $1,500,000 net of insurance proceeds; or

               (xvi) agreement or commitment, whether in writing or otherwise, to take any action described in clauses (i) through (xv) above.

     SECTION 4.7. LITIGATION. Except for any litigation (or threatened litigation) concerning this Agreement or the Merger, if any, there is no action, suit, proceeding, charge or complaint pending or, to the Company's Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets (including the Owned Real Property) or any of their respective officers, directors or employees (in their capacities as such) by or before (or, in the case of any such threatened matter, that would come before) any Governmental Entity that is reasonably expected to result in a Liability to the Company or any Company Subsidiaries in excess of $375,000 net of insurance proceeds or in the aggregate in excess of $1,500,000 net of insurance proceeds or have a Company Material Adverse Effect.

Neither the Company nor any Company Subsidiary is a party or subject to or in default under any judgment, order, writ, decree or injunction of any Governmental Entity, or is in default under any settlement agreement to which the Company or any Company Subsidiary is a party, (a) as of the date of this Agreement, that is material to the Company and the Company Subsidiaries, taken as a whole, or that would otherwise prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (b) as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director, officer or employee of the Company or any Company Subsidiary which would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.8. PERSONAL PROPERTY.

     The Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and the Company Subsidiaries, free and clear of all material Liens other than Permitted Liens. All tangible personal property owned or leased by the Company or any Company Subsidiary is in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.9. REAL PROPERTY.

          (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (collectively, the "Owned Real Property") and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property.

          (b) Section 4.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the "Leased Real Property") and, for each Leased Real Property, identifies the street address of such Leased Real Property.

          (c) The Company or a Company Subsidiary has good and marketable fee simple title to all Owned Real Property and enjoys peaceful and undisturbed possession of all Owned Real Property and, to the Company's Knowledge, all Leased Real Property, free and clear of all material Liens, except Permitted Liens. For the purposes of this Section 4.9(c), "marketable" title shall mean title that a reasonable buyer would accept from a reasonable seller.

          (d) The Company has made available to Parent and Merger Sub a true and complete copy of each written Real Property Lease and a written summary of the material terms of any oral Real Property Lease in existence as of the date of this Agreement. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

          (e) Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof, and other than the right of Parent and Merger Sub pursuant to this Agreement, as of the date of this Agreement there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

          (f) To the Company's Knowledge, there does not exist any condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property.

          (g) As of the date of this Agreement, the Owned Real Property and the Leased Real Property comprise all the real property used in the respective businesses of the Company and the Company Subsidiaries except for such other real property, if any, which if unavailable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Real Property are in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.10. TAXES. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the "Returns"), have been timely filed (taking into account any extensions); (b) as of the times of filing, the Returns were correct; (c) all Taxes required to be paid by the Company and the Company Subsidiaries (as shown on the Returns) have been timely paid or adequately provided for on the most recent SEC Financial Statements filed prior to the date hereof; (d) to the Company's Knowledge, as of the date of this Agreement, there are no pending claims or claims threatened in writing against the Company or any of the Company Subsidiaries in respect of any Tax; (e) as of the date of this Agreement, neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (f) the Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (g) neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any present or former Company Subsidiary) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise; (h) neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code; (i) neither the Company nor any Company Subsidiary has engaged in any "listed transaction" described in Treasury regulation Section 1.6011-4(b)(2);
(j) neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement; and (k) an election under Section 382(l)(5)(H) of the Code and Treasury regulation 1.382-9(i) not to apply the provisions of Section 382(l)(5) of the Code to the ownership change occurring pursuant to the plan of reorganization confirmed by the bankruptcy court on June 21, 2005 has been made by each of Spiegel Holdings, Inc. and the Company on their respective federal income tax returns for their 2005 fiscal years.

     SECTION 4.11. COMPLIANCE WITH LAWS; PERMITS.

     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's Knowledge, neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries, and to the Company's Knowledge, the Joint Ventures, each holds all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals (collectively, "Permits") of and from all, and has made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets. All of such Permits are valid, and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.12. EMPLOYEE BENEFITS.

          (a) Set forth in Section 4.12(a) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), each stock purchase, stock award, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material benefit plan, agreement, program, policy or arrangement, any of which is maintained, administered or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has or would reasonably be expected to have any material Liability. All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the "Benefit Plans" and individually as a "Benefit Plan."

          (b) With respect to each Benefit Plan, the Company has made available to Parent (i) a complete and correct copy of such plan or a summary of such plan, (ii) any summary plan description, and (iii) the most recent actuarial valuation report, if applicable.

          (c) Each Benefit Plan has been operated, funded and administered, in all material respects, in accordance with its terms and the requirements of ERISA and the Code and any other applicable Laws. All contributions and premium payments that are due with respect to any Benefit Plan have been made and all contributions for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued.

          (d) Any Benefit Plan that is (i) a "single-employer plan" within the meaning of Section 4001(15) of ERISA or (ii) a Multiemployer Plan is set forth in Section 4.12(a) of the Company Disclosure Schedule. Each Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified (taking into account the legislation commonly referred to as "GUST") or is a prototype plan which is the subject of an opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and, to the Company's Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

          (e) To the Company's Knowledge, there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, and no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan that, in either case, would reasonably be expected to result in a material Liability to the Company or the Company Subsidiaries. There are no actions, suits, proceedings, hearings, (to the Company's Knowledge) investigations, claims (other than routine claims for benefits in the ordinary course) pending or, to the Company's Knowledge, threatened in writing with respect to any Benefit Plan, other than any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f) Neither the Company, any Company Subsidiary, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any current or potential Liability or obligations under or with respect to any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any Multiemployer Plan. Neither the Company, any Company Subsidiary, nor any ERISA Affiliate has incurred any Liability or obligation on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, no such Liability or obligation has been asserted, and there are no events or circumstances that would reasonably be expected to result in the incurrence by the Company or any Company Subsidiary of any such Liability or obligation; and neither the Company, any Company Subsidiary nor any ERISA Affiliate has any Liability or obligation described in
Section 4204 of ERISA.

          (g) Neither the Company nor any Company Subsidiary maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retirees or terminated directors, officers, employees or contractors (or any spouse or other dependant thereof) other than in accordance with COBRA. The Company, the Company Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the requirements of COBRA.

          (h) To the Company's Knowledge, Section 4.12(h) of the Company Disclosure Schedule sets forth, in all material respects, the amount of any compensation or remuneration of any kind or nature (including with respect to any terminated employees) which is or may become payable to any employee of the Company or the Company Subsidiaries, in whole or in part by reason of the Transactions, including the payment of any benefits under any Benefit Plan (the "Change of Control Payments") assuming the Effective Date is January 1, 2007 and based on the assumptions and exclusions noted on Section 4.12(h) of the Company Disclosure Schedule or the reports and/or documents (if any) referenced thereon. To the Company's Knowledge, none of the assumptions and exclusions noted on
Section 4.12(h) of the Company Disclosure Schedule or the reports and/or documents (if any) referenced thereon are unreasonable. The Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any Liability under any Benefit Plan.

     SECTION 4.13. LABOR AND EMPLOYMENT MATTERS.

     With respect to the Company and the Company Subsidiaries, (a) as of the date of this Agreement there is no collective bargaining agreement with any labor organization; (b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
(c) no union organizing or decertification efforts are underway or, to the Company's Knowledge, threatened; (d) no labor strike, work stoppage, slowdown, or other material labor dispute exists or, to the Company's Knowledge, is threatened in writing; and (e) there is no employment-related charge, complaint, grievance or, to the Company's Knowledge, investigation pending before the National Labor Relations Board or any comparable Governmental Entity, or, to the Company's Knowledge, threatened in writing.

     SECTION 4.14. MATERIAL CONTRACTS.

     Section 4.14 of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all Material Contracts. The Company has made available to Parent complete and correct copies of each such Material Contract. With respect to each Material Contract to which the Company or any of the Company Subsidiaries is a party (and, for purposes of this Section 4.14, without giving effect to the execution and delivery of this Agreement or the consummation of any of the Transactions), (a) neither the Company nor any of the Company Subsidiaries has breached, or is in default under, nor has any of them received written notice of breach or default under (or of any condition which with the passage of time or the giving of notice would cause a violation or default under), such Contract, (b) to the Company's Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (c) such Contract is in full force and effect and the Company or the applicable Company Subsidiary party thereto, as the case may be, has performed all obligations required to be performed by it under such Contract as of the date of this Agreement or as of the date of the Closing, as the case may be, except in any such case for breaches, defaults or failures to be in full force and effect or to perform obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.15. INTELLECTUAL PROPERTY.

          (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the following that are owned by the Company or any of the Company Subsidiaries (the "Company-Owned Intellectual Property"): (i) trademark and service mark registrations and pending applications, copyright registrations and pending applications; (ii) trade or corporate names, and Internet domain names; and
(iii) patents and patent applications. The Company and the Company Subsidiaries as applicable are the sole and exclusive owners (including, as applicable, record owners) of all such Company-Owned Intellectual Property. The Company may also own common law rights in Intellectual Property that are not the subject of registrations or pending applications.

          (b) The Company and the Company Subsidiaries own, or possess the right to use pursuant to a valid and enforceable license agreement, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in or necessary to conduct their respective businesses as currently conducted (including the Company-Owned Intellectual Property, the "Company Intellectual Property"), except where the failure to own or possess such rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Company-Owned Intellectual Property is pending or, to the Company's Knowledge, threatened in writing and all material Company Intellectual Property will be owned or available for use by the Company and/or one or more of the Company Subsidiaries, as applicable, on identical terms and conditions immediately following the Closing as such material Company Intellectual Property was owned or available for use by the Company and/or the Company Subsidiaries immediately prior to the Closing. There have been no written claims against the Company or any Company Subsidiary during the period from June 21, 2005 until the date of this Agreement, or which are pending as of the date of this Agreement, contesting the validity, use, ownership or enforceability of any Company-Owned Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's Knowledge, neither the Company nor any of the Company Subsidiaries is infringing, misappropriating or otherwise violating, and the operation of the business of the Company or any of the Company Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's Knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property.

          (c) The computer systems, including the software, hardware, networks and interfaces currently used in the conduct of the businesses of the Company and the Company Subsidiaries are sufficient in all material respects for (i) the current needs of such businesses and (ii) immediately following the Effective Time, the continued use of such computer systems as currently used in such businesses.

     SECTION 4.16. ENVIRONMENTAL MATTERS.

     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and (b) no environmental condition, claim, suit, action, investigation or other proceeding exists, is pending or, to the Company's Knowledge, is threatened against the Company or any of the Company Subsidiaries.

     SECTION 4.17. AFFILIATE TRANSACTIONS.

     There are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 4.18. OPINIONS OF FINANCIAL ADVISORS.

     The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. and William Blair & Company, the Company's financial advisors, that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Shares (other than Parent, Merger Sub and their respective Affiliates). True and correct copies of such opinions shall be delivered to Parent promptly after the execution of this Agreement.

     SECTION 4.19. SECTION 203 OF THE DGCL.

     The Board of Directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and the Merger.

     SECTION 4.20. BROKER'S FEES.

     Except for Goldman, Sachs & Co. and William Blair & Company, no agent, broker, finder or investment banker is entitled to any broker's fees, commissions or finder's fees from the Company or any of the Company Subsidiaries in connection with any of the Transactions. Section 4.20 of the Company Disclosure Schedule sets forth the Company's good faith estimate of the fees and commissions payable to Goldman, Sachs & Co. and William Blair & Company in connection with the Transactions.

     SECTION 4.21. NO OTHER REPRESENTATIONS OR WARRANTIES.

     Except for the representations and warranties expressly contained in this
Article IV, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company. The Company hereby disclaims any such other representation or warranty, whether by the Company, any Company Subsidiary, or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any documentation or other written or oral information by the Company, any Company Subsidiary or any of their respective Representatives or any other Person, and neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from such delivery or disclosure, or Parent's or Merger Sub's or any of their respective representatives' use, of any such documentation or other information (including any information, documents, projections, forecasts or other material included in any "teaser" or offering memorandum, or made available to Parent or Merger Sub or any of their respective representatives in certain "data rooms" or management presentations in expectation of the Transactions).

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 5.1. CORPORATE ORGANIZATION.

     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, when aggregated with all other such failures, reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to perform its obligations under this Agreement or prevent or delay the consummation of the Transactions (a "Parent Material Adverse Effect").

     SECTION 5.2. AUTHORITY.

     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, have been duly authorized and approved by Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery by the Company of this Agreement, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor's rights generally and (b) is subject to general principles of equity.

     SECTION 5.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) No consent or approval of, or filing, declaration or registration with, any Governmental Entity which has not been received or made is required to be obtained by or made by Parent or Merger Sub for the consummation by each of Parent and Merger Sub of the

Transactions to be consummated by it other than (i) the filing of the Certificate of Merger with the Secretary of State and (ii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules and the HSR Act (all of the foregoing, collectively, the "Parent Approvals").

          (b) Neither the execution and delivery by Parent and Merger Sub of this Agreement, the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, nor compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents with different names) of Parent or Merger Sub or (ii) assuming that the Parent Approvals are obtained or made, as the case may be, (A) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (B) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 5.4. MERGER SUB.

     Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation other than in connection with the Merger and the other Transactions. Parent owns beneficially and of record all issued and outstanding shares of capital stock of Merger Sub.

     SECTION 5.5. SUFFICIENT FUNDS.

     Parent has committed debt and/or equity financing letters in force as of the date hereof, copies of which have been provided to the Company, to pay the Merger Consideration and to make the payments to holders of Company Options and Company RSUs as contemplated in Section 3.4 and to make such other payments as are required under the terms of the Benefit Plans as a result of the Closing.

     SECTION 5.6. OWNERSHIP OF SHARES.

     Neither of Parent and Merger Sub is, nor at any time during the last three years has either of them been, an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub and the other Affiliates of Parent beneficially owns any Shares.

     SECTION 5.7. OTHER AGREEMENTS.

     Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Sub has entered into any Contract with any officer or director of the Company in connection with the Transactions.

     SECTION 5.8. BROKER'S FEES.

     Neither Parent nor Merger Sub nor any of their Affiliates, nor any of their respective officers or directors on behalf of Parent or Merger Sub or any of their Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any Liability for any broker's fees, commissions or finder's fees in connection with any of the Transactions.

     SECTION 5.9. SOLVENCY. As of the Effective Time, assuming satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, or waiver of such conditions, and after giving effect to all of the Transactions, including without limitation, the payment of the aggregate Merger Consideration and payment in respect of the Company Options and Company RSUs contemplated by Section 3.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 5.9 the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities" of such Person, including "contingent and other liabilities", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, " not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

                                   ARTICLE VI
                                    COVENANTS

     SECTION 6.1. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.

          (a) Except as (i) set forth in Section 6.1(a) of the Company Disclosure Schedule, (ii) expressly contemplated or permitted by this Agreement, or (iii) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of the Company Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

          (b) Without limiting the generality of the foregoing, and except as
(1) set forth in Section 6.1(b) of the Company Disclosure Schedule, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

               (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (1) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than upon exercise of Company Options or settlement of Company RSUs outstanding on the date of this Agreement (each in accordance with the terms thereof on the date hereof), or (2) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or any options, warrants or convertible securities or other rights to acquire any shares of its capital stock, or (C) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of capital stock or any options, warrants, convertible securities or other rights to acquire any capital stock, or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company;

               (ii) other than borrowings under the Company's existing line of credit facility and guaranties of Real Property Leases in the ordinary course of business, create, incur, assume or modify in any material respect any indebtedness for borrowed money, or issue any note, bond or other debt security, or guarantee any indebtedness, in such cases in excess of $1,000,000 in the aggregate or make any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions to or investments in any other Person other than to any of the Company and the Company Subsidiaries;

               (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $2,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness in excess of $2,000,000 to any such Person, except (A) pursuant to contracts and agreements in force at the date of this Agreement or renewals of any such contract or agreement, (B) pursuant to plans disclosed in the Company Disclosure Schedule, (C) the disposition of property identified as "excess property" on Section 6.1(b)(iii) of the Company Disclosure Schedule or (D) sales of inventory in the ordinary course of business;

               (iv) grant a license (whether written or oral but excluding any renewal, consistent with past practice, of any existing license) to, or any other rights with respect to, any material Company Intellectual Property to any Person except in the ordinary course of business consistent with past practice; provided in no event may the Company or the Company Subsidiaries grant a license (whether written or oral but excluding any renewal, consistent with past practice, of any existing license) that would be material to the Company's licensing program;

               (v) enter into any Contract containing any non-competition covenant binding upon the Company or any Company Subsidiary (other than Real Property Leases or license agreements in the ordinary course of business and not otherwise prohibited by this Section 6.1);

               (vi) make any material acquisition or investment (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company's cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases or exclusive licenses of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company's capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

               (vii) take any action (or fail to take any action) that would have the effect of allowing any employee who is not currently a participant in the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Plan and set forth on Section 4.12(h) of the Company Disclosure Schedule, to become a participant or become eligible for any benefit under such plan;

               (viii) except for binding written commitments outstanding as of the date hereof and set forth on Section 4.12(a) of the Company Disclosure Schedule, provide any outplacement services to any employee or former employee of the Company at a cost in excess of $50,000 in the aggregate; provided that the Company shall be permitted to provide outplacement services to "Tier 1" and "Tier 2" participants in an aggregate amount not to exceed $125,000 as required pursuant to the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Plan;

               (ix) (A) increase or decrease the rate or terms of compensation or benefits payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees, (B) enter into any employment or severance agreement with or grant or increase or otherwise modify the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees, or otherwise make any material amendment to any employee benefit plan, (C) establish, adopt, enter into or terminate any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement that, if it were in effect on the date of this Agreement, would be a Benefit Plan, or take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any of the foregoing, or (D) hire any person as a director or officer of the Company or any Company Subsidiary whose annual base salary exceeds $150,000, except in any such case for grants, increases or other actions described in the foregoing clauses (A) and (B), (1) required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (2) occurring in the ordinary course of business consistent with past practice with respect to any Person who is not a director or officer of the Company or a Company Subsidiary or (3) required by Law; provided, however, that notwithstanding this Section 6.1(b)(vii) or anything else to the contrary in this Agreement, the Company shall be permitted to enter into employment agreements with the individuals set forth on Section 6.1(b)(vii) of the Company Disclosure Schedule for the purpose of assuring continuity of management on such terms as the Company and Parent shall mutually agree on or prior to the Effective Date (in which case all applicable Sections of the Company Disclosure Schedule shall be deemed amended as of the date of this Agreement to reflect disclosure of, and the Company's entry into, such employment agreements);

               (x) amend the Company Certificate or Company By-Laws (or the equivalent governing documents of the Company Subsidiaries);

               (xi) make any material change in accounting methods, principles, or practices, except as required by GAAP or by a Governmental Entity;

               (xii) (A) except as required by applicable Law, make or change any election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, (B) enter into any tax allocation agreement, tax sharing agreement or closing agreement, or (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or, except settlements consented to by Parent, in the aggregate in excess of $2,000,000;

               (xiii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

               (xiv) subject to Section 6.3(c), take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of
Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

               (xv) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

               (xvi) settle any litigation (or threatened litigation) for an amount in excess of $375,000 per litigation net of insurance proceeds or, except for settlements consented to by Parent, in the aggregate in excess of $1,500,000 net of insurance proceeds;

               (xvii) (A) amend or modify in any material respect or terminate (other than in accordance with its terms) any Material Contract or (B) enter into any Material Contract (other than (1) purchases of inventory, supplies and assets in the ordinary course of business, (2) renewals of existing Real Property Leases in the ordinary course of business and on terms reflecting arms-length negotiations and otherwise consistent with the existing Real Property

Leases, (3) except for renewals of existing Real Property Leases, as contemplated by the Company's budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, and (4) with respect to the other subsections of this
Section 6.1, Contracts not prohibited thereby);

               (xviii) other than in the ordinary course of business consistent with past practice, commence or undertake any extraordinary sales events or significant discounting of merchandise;

               (xix) take any actions intended to materially change in a manner adverse to the Company or the Company Subsidiaries, relationships with material product vendors and suppliers; provided, however, that the foregoing shall not prohibit the Company or the Company Subsidiaries from taking any action in good faith and in a manner consistent with its prior practices to enforce its existing agreements with such vendors and suppliers;

               (xx) except as permitted by Section 6.3, amend, modify or waive any provision of any confidentiality agreement (or other similar agreement) or any agreement that restricts a Person's ability to acquire securities of, or other interests in, the Company;

               (xxi) voluntarily fail to maintain in full force and effect or fail to use reasonable best efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company or the Company Subsidiaries and their respective properties, assets and businesses;

               (xxii) sell or enter into any material agreement with respect to the use or ownership of the Company's Groveport, Ohio distribution center;

               (xxiii) open or commit to open any retail locations, or close, or commit to close any retail locations; or

               (xxiv) terminate, other than for cause, any employee covered by the Change-in-Control Plan;

               (xxv) take any action intended to, or which the Company reasonably expects will, change the status of its control of Eddie Bauer GmbH & Co. KG, as control is defined under the German Act Against Restraints of Competition;

               (xxvi) agree to take any of the actions prohibited by this
Section 6.1.

     SECTION 6.2. STOCKHOLDERS' MEETING.

          (a) Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.3(c) and 8.1(c), the Company, acting through its Board of Directors, shall:

               (i) as promptly as practicable following the date of this Agreement but in no event more than ten (10) calendar days thereafter (or the next Business Day if the tenth (10th) calendar day is not a Business Day), prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the "Proxy Statement") relating to the Merger and this Agreement and use its reasonable best efforts to (A) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, Merger Sub and their counsel, to respond promptly to any comments received from the SEC with respect to the preliminary Proxy Statement and promptly, but in no event more than five
(5) calendar days (or the next Business Day if the fifth (5th) calendar day is not a Business Day) after the clearance of the Proxy Statement by the SEC, cause to be mailed to the Company's stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to dissenters' rights) and (B) obtain the necessary approval by its stockholders of this Agreement and the consummation of the Merger;

               (ii) include in the Proxy Statement the recommendations referred to in Section 4.3(b); provided, however, that such recommendations may be withdrawn, modified or amended, in each case in accordance with the provisions of Section 6.3(c); and

               (iii) as promptly as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon this Agreement; it being agreed that the Company will convene and hold the Special Meeting in no event more than thirty-five (35) calendar days (or the next Business Day if the thirty-fifth
(35th) calendar day is not a Business Day) after the clearance of the Proxy Statement by the SEC. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.2(a)(iii) shall not be affected by (i) the Board's taking any action permitted by Section
6.3 (including withdrawing or modifying its approval or recommendation of the Merger and this Agreement) or (ii) the commencement, public announcement, disclosure or other communication to the Company's Board of Directors of any Alternative Proposal or any intention (whether or not conditional) with respect to any potential or future Alternative Proposal, unless, in the case of clause
(i), this Agreement is terminated pursuant to Section 8.1(d)(i), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 8.1(c)(i).

          (b) The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable, but in no event later than three Business Days after being asked to comment) prior to the filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. The Company shall update Parent with respect to proxy solicitation results as reasonably requested by Parent.

     Each of Parent and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company's Knowledge (in the case of information provided by the Company) or to Parent's knowledge (in the case of information provided by Parent), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the approval and adoption of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Parent, Merger Sub and their counsel.

          (c) The Company agrees that the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company's stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent agrees that the information relating to Parent and Merger Sub contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was specifically provided in writing by Parent or Merger Sub for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company's stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) Parent and Merger Sub shall, at the Special Meeting, vote, or cause to be voted, all Shares owned by any of Parent, Merger Sub and any other Affiliate of Parent in favor of the approval and adoption of this Agreement and the consummation of the Merger.

     SECTION 6.3. NO SOLICITATION.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that (i) subject to Section 6.3(b), the Company and the Company Subsidiaries shall not, and the Company and the Company Subsidiaries shall cause each of their respective officers, directors, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries or any of the foregoing), and shall use reasonable best efforts to cause their other employees (such officers, directors, agents, representatives and employees, collectively, "Representatives"), not to, directly or indirectly, initiate or solicit (including by way of furnishing non-public information; it being understood and agreed that inadvertent disclosures of non-public information shall not be deemed a breach of this Section 6.3(a)) or knowingly take or fail to take any other action to facilitate (including by waiving or failing to enforce any standstill agreement other than in a situation where the Company's Board of Directors concludes that a Person who is subject to a standstill agreement could reasonably be expected to submit a Superior Offer and the Company's Board of Directors determines that failing to waive or enforcing such provision of any standstill agreement would result in a breach of fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable Laws) or encourage any inquiries or the making or reaffirmation of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal or engage in any discussions (it being understood a statement that this Agreement is available on the SEC's website and that the Company and the Company Subsidiaries (and their Representatives) cannot engage in discussions other than as explicitly set forth in this Agreement shall not violate this Section 6.3) or any negotiations concerning, or provide any non-public information to any Person that has made or to the Knowledge of the Company, is considering making an Alternative Proposal, and (ii) the Company and the Company Subsidiaries shall immediately cease, and cause their respective Representatives (other than non-officer employees, for whom they shall use reasonable best efforts) to cease, any existing solicitation, discussions or negotiations by or on behalf of the Company with any Person conducted heretofore with respect to any Alternative Proposal. The Company will promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person's consideration of an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall use its reasonable best efforts to take the necessary steps promptly to inform its and any of the Company Subsidiaries' Representatives of the obligations undertaken in this Section 6.3.

          (b) Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Representatives) may (i) until receipt of the Company Stockholder Approval, engage in substantive discussions or in negotiations with a Person that makes an unsolicited bona fide written Alternative Proposal (under circumstances in which the Company has complied in all respects with its non-solicitation obligations under Section 6.3(a)) and may furnish such Person and its representatives information concerning, and may afford such Person and its representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (A) in the good faith judgment of the Company's Board of Directors (after consultation with the Company's financial advisor and outside counsel) such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (after consultation with the Company's outside counsel) the failure to take such action would result in a breach of fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable Laws and (B) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.3) or negotiations with, such Person, (1) the Company receives from such Person an executed confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (including with respect to the standstill provisions),
(2) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person and (3) the Company concurrently discloses or makes available to Parent the same information provided to such Person; (ii) comply with Rules 14e-2 and 14d-9 of the Exchange Act Rules with regard to a tender or exchange offer, (iii) make a "stop-look-and-listen" communication to its stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules and (iv) make such other disclosures to the Company's stockholders, and take such other actions, as are required by Law. In addition to the obligations of the Company and the Company Subsidiaries set forth in clause (i) of this Section 6.3(b), the Company shall promptly (and in no event more than one Business Day after receipt) advise Parent in writing of any Alternative Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Alternative Proposal, the terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person making such Alternative Proposal, request or inquiry. The Company shall inform Parent on a current basis of the status and terms of any discussions regarding, or relating to, any such Alternative Proposal (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Alternative Proposal. In fulfilling its obligations under this Section 6.3(b), the Company shall provide promptly to Parent copies of all written materials between the Company and the party making such Alternative Proposal. Immediately upon determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice ("Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has so determined, specifying the terms and conditions of such Superior Proposal (including the amount per share that the Company's shareholders will receive (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and including a copy thereof with all accompanying documentation and the identity of the Person making such Superior Proposal and providing Parent with a copy of the Superior Proposal and all documents relating thereto.

          (c) The Board of Directors of the Company may not (i) withdraw or modify the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement (except as set forth below in this Section 6.3(c)), (ii) approve, adopt or recommend an Alternative Proposal or (iii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 6.3(b)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company (after consultation with the Company's financial advisor and outside counsel) determines in good faith that any Alternative Proposal which was not solicited in violation of Section 6.3(a) constitutes a Superior Proposal and (after consultation with the Company's outside counsel) the failure to take such action would result in a breach of fiduciary duties to the Company's stockholders under applicable Laws, the Board of Directors of the Company may, if it has fully complied with Section 6.3(b): (A) withdraw or modify its approval or recommendation of the Merger and this Agreement, (B) approve or recommend such Superior Proposal, (C) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement (other than a confidentiality agreement as aforesaid) with respect to, and containing the terms of, such Superior Proposal (a "Superior Proposal Agreement") and (D) terminate this Agreement in accordance with, and after complying with all of the provisions of, Section 8.1(c); provided, however, that prior to terminating this Agreement or entering into a Superior Proposal Agreement, the Company shall give Parent at least three Business Days' notice thereof (which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect) to permit Parent to propose revisions to the terms of this Agreement (or make another proposal) and the Company shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any. If, following this three Business Day period, the Board of Directors of the Company again determines in good faith (after consultation with the Company's financial advisor and outside counsel) that such Alternative Proposal remains a Superior Proposal and (after consultation with the Company's outside counsel) the failure to take such action would result in a breach of fiduciary duties to the Company's stockholders under applicable Laws, the Company may enter into a Superior Proposal Agreement, but not prior to such time as the Company has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(c) and otherwise complied with the Company's obligations pursuant to Section 8.1(c).

     SECTION 6.4. PUBLICITY.

     The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior approval of the Company and Parent, except as may be required by Law or by any listing agreement with a securities exchange or Nasdaq as determined in the good faith judgment, upon advice of counsel, of the party wishing to make such release or announcement (in which case the party shall use commercially reasonable efforts to receive the approval of the other party prior to issuing such release). In addition, promptly following the date of this Agreement, the Company and Parent shall establish mutually agreeable talking points that may be made to any supplier, vendor or other third parties with material business relations with the Company and the Company Subsidiaries regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries (the "Approved Communications"). The Company shall inform its directors, officers and any direct reports to officers who communicate with the Company's suppliers, vendors or other third parties with material business relations in the ordinary course of their employment that all communications made to such suppliers, vendors or other third parties with material business relations regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries must comply with the Approved Communications, and the Company shall use its reasonable best efforts to ensure such compliance. Furthermore, the Company shall use its reasonable best efforts to ensure that all communications made by directors and executive officers of the Company and any of the Company Subsidiaries to non-executive employees of the Company and any of the Company Subsidiaries regarding the Transactions, and the impact of the Transactions on the business of the Company and the Company Subsidiaries, comply in all material respects with the Approved Communications. For the avoidance of doubt, nothing in this Section 6.4 shall prohibit any communication to any supplier, vendor or other third party with a material business relationship made in the ordinary course of business.

     SECTION 6.5. ACCESS TO INFORMATION.

          (a) Subject to the terms of the Confidentiality Agreement, upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and its debt financing sources, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Parent and the appropriate representatives of Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law), (ii) the unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and the related consolidated statements of earnings, cash flows and stockholders' equity (which the Company will use reasonable best efforts to furnish within thirty (30) days after the end of each month; provided that with respect to such financial reports for the month ended December 31, 2006, the Company will furnish preliminary estimates of the results for that month (which may not include all adjustments required for a fair presentation by GAAP) no later than January 22, 2007 and will review with Parent the status of open analyses and closing procedures yet to be performed as of that date), (iii) a copy of the weekly internal management report generated by the Company in the ordinary course of its business, which shows sales (including any comparable sales analyses), merchandise margins, inventory, outstanding debt and cash (including cash bank and cash book balances) as soon as practicable, but in no event later than 5 calendar days after the end of each week and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall designate two individuals who shall be the sole source authorized to convey requests for information and access by Parent and its debt financing sources to the Company. The Company shall designate one individual to whom all such requests shall be delivered. Notwithstanding any provision of this Agreement to the contrary, the Company may limit requests for information and access so as not to unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information or violate any Law or any binding agreement entered into prior to the date of this Agreement. The relevant parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.5(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company's representations and warranties contained in Article IV.

          (c) The information provided pursuant to Section 6.5(a) will be used solely for the purpose of effecting the Transactions and will be governed by all the terms and conditions of the Confidentiality Agreement.

     SECTION 6.6. FURTHER ASSURANCES; REGULATORY MATTERS; NOTIFICATION OF CERTAIN MATTERS; FINANCING COOPERATION.

          (a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all reasonable best efforts to obtain, all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Other Company Approvals and Parent Approvals. Without limiting the generality of this Section 6.6(a), each party shall, within ten Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the Transactions under the HSR Act.

          (b) In furtherance and not in limitation of the covenants of the parties contained in Section 6.6(a), each of the parties hereto shall take all such actions as may be within its power to resolve such objections, if any, as may be asserted with respect to any of the Transactions under the HSR Act by the Federal Trade Commission or the Department of Justice, including taking all such actions as may be within its power to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement or consent providing for divestiture, a "hold separate" agreement, contractual undertakings with third Persons or any other relief with the Governmental Entity investigating the Transactions. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and take all such actions as may be within their power to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

          (c) Each party hereto shall give prompt notice (or in the case of clause (iii), use its reasonable best efforts to give prompt notice) to the other party hereto if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or any securities market or securities regulator in connection with the Transactions; or (iii) the occurrence of an event which individually has had or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger or (B) cause any condition to the obligations of any party hereto to consummate the Merger to be unsatisfied; provided, however, that no disclosure by any party hereto pursuant to this Section 6.6(c) shall be deemed to amend or supplement this Agreement or the schedules hereto or to prevent or cure any breach of any representation, warranty, or covenant contained herein.

          (d) If Parent is notified or becomes aware that the committed financing on which it is relying in making the representation and warranty contained in Section 5.5 that borrowings or contributions will be restricted or unavailable under such facility for any reason in an amount such that, or if Parent otherwise determines at any time that, it is reasonably likely that the representation and warranty contained in Section 5.5 will not be true on the Closing Date, it shall notify the Company thereof within 48 hours after receiving such notice or making such determination. In addition, Parent shall use its reasonable best efforts to obtain committed replacement financing from alternative sources in an amount sufficient to reasonably assure the Company that the representation and warranty contained in Section 5.5 will be true on the Closing Date and shall provide the Company with a copy of the commitment letter or other documentation reasonably satisfactory to the Company evidencing such financing. If Parent is unable to obtain such committed replacement financing within 15 days of the date it becomes obligated to provide the foregoing notice to the Company, then the Company or the Company's financial advisor may, but shall not be obligated to, arrange such committed replacement financing on behalf of Parent with third party financial institutions (including the Company's financial advisor) and Parent shall cooperate with such arrangements and take such actions, including entering into such agreements and undertaking such obligations, as may be required to complete and obtain the proceeds from such financing in order to consummate the Merger as contemplated herein. Notwithstanding the foregoing, Parent shall not be required to complete any such financing if the terms and conditions thereof are materially less favorable to Parent than any committed financing which such financing will replace in satisfying the representation and warranty contained in Section 5.5, in each case when considered as a whole.

          (e) Prior to the Effective Time, the Company shall provide and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing to be obtained by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions (the "Financing") (it being understood that the completion of any Financing is not a condition to the obligation of Parent or Merger Sub to effect the Merger), provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda and bank Financing; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of the Company Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until the Effective Time), (iv) furnishing Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of debt securities at the time during the Company's fiscal year such offerings will be made (the "Required Financial Information"), (v) using reasonable best efforts to obtain accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to (but not effective until) the Effective Time; (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Corporation immediately following the Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries' logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

     SECTION 6.7. EMPLOYEE BENEFIT PLANS.

          (a) Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all the Benefit Plans.

          (b) For a period of twelve months following the Closing, Parent shall, and shall cause the Surviving Corporation to, provide active employees of the Surviving Corporation and its Subsidiaries with base salary and base wages substantially similar to such employees' base wages or base salary as of the Closing Date and benefits (but specifically excluding any equity-based benefits, defined benefit plan benefits or retiree medical benefits) which, in the aggregate, are competitive in the industry for companies of similar size and nature and in similar locations. Notwithstanding the foregoing, nothing in this Agreement shall be construed to (i) require Parent or the Surviving Corporation or its Subsidiaries to provide equity-based benefits or otherwise issue equity to any employee, (ii) require Parent or the Surviving Corporation to continue to maintain any particular Benefit Plan or provide any specific benefit or (iii) restrict the ability of the Company, the Company Subsidiaries, Parent, the Surviving Corporation or any of their Affiliates to terminate the employment of any employee at any time and for any or no reason.

          (c) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other Persons) for purposes of eligibility, vesting and, with respect to vacation and severance entitlement only, beneficial accrual under any employee benefit plan, policy or program applicable to employees of the Surviving Corporation or any of its Subsidiaries after the Closing to the extent recognized by the Company under a corresponding Benefit Plan, (ii) in the plan year in which the Closing occurs, use reasonable best efforts to waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of the Company Subsidiaries under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous Benefit Plan as of the Closing Date, and (iii) in the plan year in which the Closing occurs use reasonable best efforts to recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan to the extent recognized under an analogous Benefit Plan as of the Closing Date.

          (d) Nothing in this Section 6.7 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This Section 6.7 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

     SECTION 6.8. INDEMNIFICATION AND INSURANCE.

          (a) Without limiting any additional rights that any director, officer or other employee of the Company may have under any indemnification or other agreement, any Benefit Plan or the Company Certificate or Company By-laws, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the DGCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, (i) an officer or director of the Company or any of the Company Subsidiaries or (ii) an employee of the Company or any of the Company Subsidiaries providing services to or for such director or officer in connection with this Agreement or any of the Transactions (such officers, directors and employees, individually, an "Indemnified Party," and collectively, the "Indemnified Parties") (in such Person's capacity as such and not as stockholders or option holders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys' fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) (collectively, "Indemnified Liabilities") incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (each, a "Proceeding") arising out of or pertaining to (A) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (B) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the Transactions), whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party's conduct complies with the standards set forth under the DGCL or other applicable Law shall be made jointly by an independent legal counsel selected by the Surviving Corporation and such Indemnified Party, each acting reasonably. Parent shall, or shall cause the

Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys' fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such Proceeding. In the event any Proceeding is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all reasonable best efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party.

          (b) All rights to indemnification existing in favor of, and all exculpations and limitations of the personal Liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Certificate or Company By-Laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim.

          (c) For a period of six years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors' and officers' liability insurance policies maintained by any of the Company and the Company Subsidiaries for the benefit of those Persons who are covered by such policies at the date of this Agreement or the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company's current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use its reasonable best efforts to obtain a "tail" policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting their reasonable best efforts, to obtain such a "tail" policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided further, that if the existing policies expire or are terminated or canceled during such six-year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use its reasonable best efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the

Company's current carrier. Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required in any event to spend for such coverage as an annual premium therefor an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, and if, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 300% of the current annual premium therefor, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use all reasonable best efforts to cause to be obtained as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to 300% of the current annual premium therefor, on terms and conditions substantially similar to the Company's and the Company Subsidiaries' existing directors' and officers' liability insurance.

          (d) Notwithstanding the foregoing, prior to the Effective Time the Company shall be permitted to purchase prepaid "tail" policies in favor of the individuals referred to in Section 6.8(c) with respect to the matters described therein (provided that the annual premium therefor shall not exceed 300% of the annual premium therefor as of the date of this Agreement). If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations thereunder.

          (e) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements identified on Section 4.14 of the Company Disclosure Schedule and in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

          (f) The provisions of this Section 6.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns and
(iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

          (g) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be (and such Person's ultimate parent entity, if applicable), assume the obligations thereof set forth in this Section 6.8.

     SECTION 6.9. OBLIGATIONS OF MERGER SUB.

     Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

          (a) Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

          (b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

          (c) Parent and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to materially delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the other Transactions or the expiration or termination of any waiting period under applicable Law, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or the other Transactions or increase the risk of not being able to remove any such order on appeal or otherwise.

     SECTION 6.10. STOCKHOLDER LITIGATION. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement; provided, however, nothing herein shall require either party to take any action that would jeopardize the work product privilege or the attorney-client privilege or violate any Law or, provided the Company uses its reasonable efforts to obtain appropriate relief from the restrictions set forth in such agreement, any binding agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will give due consideration to Parent's advice with respect to any such stockholder litigation, and will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent (which shall not be unreasonably withheld) (other than a settlement which only requires the Company to pay money damages which are fully covered and paid by the Company's insurance carrier except for deductibles (up to but in no case exceeding $500,000 in the aggregate) provided in the relevant insurance policy and which settlement expressly and unconditionally releases the Company, and its directors, officers, and other Representatives from all liabilities and obligations with respect to such claim, with prejudice).

                                  ARTICLE VII
                                   CONDITIONS

     SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

          (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

          (b) STATUTES. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or the Transactions.

          (c) GERMAN APPROVALS. Any required approvals, to the extent a failure to obtain such approval would be a violation of Law and subject the respective entity to material fines or other material consequences, pursuant to the German Act Against Restraints of Competition shall have been obtained or waiting periods thereunder shall have expired without the addition of any material and adverse conditions or obligations;

          (d) INJUNCTIONS. There shall be no judgment, order, writ, decree or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger or the Transactions.

     SECTION 7.2. ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER IN CERTAIN CASES.

     The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Parent and Merger Sub):

          (a) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Effective Time pursuant to the terms of this Agreement, other than the Company's agreements and covenants contained in Sections 3.2(a) (unless the Company Cash Deposit would be de minimis), 6.1(b)(i) and 6.1(b)(ii), each of which the Company shall have performed in all respects.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), except (i) that representations and warranties of the Company set forth in Sections 4.2(a) and (b), 4.12(h) and
4.20 shall be true and correct in all respects (other than changes in Section 4.2(a) relating to the exercise of Company Options or settlement of Company RSUs granted on or prior to the date hereof), (ii) that representations and warranties that contain qualifications with respect to Company Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications) and (iii) in the case of all other representations and warranties, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any qualifications with respect to materiality contained therein, other than provisions that expressly require the listing of material items on the Company Disclosure Schedule or expressly permit the exclusion of immaterial items from any such list).

          (c) CLOSING CERTIFICATES. Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d) OTHER COMPANY APPROVALS. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and
(ii) the Company shall have obtained all Other Company Approvals and all third party consents and approvals set forth on Section 7.2(d) of the Company Disclosure Schedule.

          (e) NO GOVERNMENTAL PROCEEDINGS. No suit, proceeding, hearing or investigation initiated by a Governmental Entity shall be pending involving the Company, Parent or Merger Sub wherein an unfavorable judgment, order, writ, decree or injunction would (i) prevent the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect adversely the right of Parent to own the capital stock of the Surviving Corporation and to operate its business.

          (f) DISSENTING SHARES. Holders of no more than 15% of the Shares shall have exercised appraisal rights in accordance with Section 262 of the DGCL (including therein only such appraisal rights which have not been withdrawn or failed to be perfected by the holders of such Shares).

          (g) TAX MATTERS. At or prior to the Closing, the Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation
Section 1.897-2(h) so that Parent is exempt from withholding any portion of the purchase price thereunder.

     SECTION 7.3. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER IN CERTAIN CASES. The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Company):

          (a) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Effective Time pursuant to the terms of this Agreement.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications).

          (c) CLOSING CERTIFICATES. The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and
Section 7.3(b) have been satisfied.

          (d) PARENT APPROVALS. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) Parent and Merger Sub shall have obtained the other Parent Approvals except for those the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

                                  ARTICLE VIII
                                   TERMINATION

     SECTION 8.1. TERMINATION.

     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

          (a) By the mutual written consent of the Company and Parent;

          (b) By either the Company or Parent:

               (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have taken all actions within its power to challenge such order, decree, ruling or other action;

               (ii) if the Merger has not been consummated by March 15, 2007; provided, however, that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing except the condition set forth in Section 7.1(a) and if at such time the Company has not held the Special Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, such date shall be extended 45 days (the "Termination Date"); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

               (iii) if any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger;

               (iv) if upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained; or

               (v) if Parent receives notice that any funds committed to be provided to Parent pursuant to the commitment letter delivered to Parent (and a copy of which was provided to the Company) or any replacement commitment provided pursuant to the provisions of this Section 8.1(b)(v) are withdrawn and, in the case of a termination by the Company, Parent does not, within five (5) Business Days of written notice of the Company's intention to terminate the Agreement pursuant to this Section 8.1(b)(v), provide to the Company a copy of in force commitments for additional debt and/or equity financing which commitments (A) in the aggregate shall be sufficient to replace the withdrawn funds, (B) shall be from Persons that have funds (or access to funds based on uncalled commitments) sufficient to fulfill such commitments, and (C) shall be from Persons that have prior experience providing financing for transactions similar to the Transaction; provided, however, that any purported termination by Parent pursuant to this Section 8.1(b)(v) shall be void and of no force and effect unless, concurrent with such termination, Parent pays to the Company the Parent Termination Fee if due pursuant to Section 8.3(d).

          (c) By the Company:

               (i) if prior to the approval and adoption of this Agreement by the stockholders of the Company, the Board of Directors of the Company approves a Superior Proposal as provided in Section 6.3(c), provided that the provisions of Section 6.3 have been complied with by the Company, and provided, further, that any purported termination pursuant to this Section 8.1(c)(i) shall be void and of no force or effect, unless concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 8.3;

               (ii) if (A) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof specifically referencing this Section 8.1(c)(ii) or (2) is incapable of being cured by Parent or Merger Sub by the date set forth in Section 8.1(b)(ii); or

               (iii) pursuant to Section 8.3(d)(iii).

          (d) By Parent:

               (i) if the Board of Directors of the Company (A) withdraws or modifies, in a manner adverse to Parent, the Company's recommendation referred to in Section 4.3(b) (it being understood and agreed that any "stop-look-and-listen" communication to the Company's stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules shall not be deemed to constitute a withdrawal or modification of such recommendation), or, upon the request of Parent, fails, within five (5) Business Days of Parent's written request, to reaffirm its recommendation of the Merger and this Agreement or (B) recommends an Alternative Proposal or Superior Proposal to the stockholders of the Company or enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement in accordance with Section 6.3(b)) with respect thereto;

               (ii) if (A) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied and, in the case of both (A) and (B) (other than (i) with respect to a breach or failure to perform any of the covenants or agreements of the Company set forth in Section 6.3 or (ii) with respect only to the covenants which set forth the timeframe for which the Proxy Statement must be filed with the SEC, the mailing of the Proxy Statement to the Company's stockholders, and the holding of the Special Meeting, in Section 6.2(a), for which, in each case, there shall be no cure period), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof specifically referencing this Section 8.1(d)(ii) or (2) is incapable of being cured by the Company by the date set forth in Section 8.1(b)(ii); or

               (iii) pursuant to Section 8.3(d)(iii).

     SECTION 8.2. EFFECT OF TERMINATION.

     In the event of the termination of this Agreement as provided in this
Article VIII, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than Section 8.2, Section 8.3 (if applicable), Section 8.4 and Article IX, which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no Liability on the part of Parent, Merger Sub or the Company under this Agreement, except as provided in this Section 8.2; provided, however, that, subject to
Section 8.3(e) hereof, none of the parties shall be relieved from Liability for fraud or for any knowing or willful breach of any of its covenants, representations or warranties contained in this Agreement.

     SECTION 8.3. TERMINATION FEE.

          (a) If (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i), or (ii) Parent terminates this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent $8,000,000 in cash, plus all of Parent's Expenses (such amount, the "Termination Fee"), at or prior to the time of termination in the case of such termination by the Company or as promptly as reasonably practicable (and in any event within five Business Days) after termination in the case of such termination by Parent, payable by wire transfer of same day funds.

          (b) If (i) either party terminates this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iv), and an Alternative Proposal shall have been publicly announced or otherwise made known to the Company (unless in the case of termination pursuant to Section 8.1(b)(iv), such Alternative Proposal is publicly withdrawn at least three Business Days prior to the Special Meeting) and (ii) the Company consummates a transaction agreement with respect to any Alternative Proposal within 12 months of the date of such termination, then the Company shall pay to Parent the Termination Fee less any Expenses paid to Parent pursuant to Section 8.4 upon consummation of such Alternative Proposal, payable by wire transfer of same day funds. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.3(b) and Section 8.3(c), the term "Alternative Proposal" shall have the meaning assigned to such term in Article I, except that the applicable percentages in clauses (i), (ii) and (iii) of such definition shall be 50% rather than 15%.

          (c) If Parent terminates this Agreement pursuant to Section 8.1(d)(ii), and the breach or failure to perform referred to therein is a knowing breach or failure to perform, as the case may be, and (i) an Alternative Proposal shall have been made prior to such termination and (ii) the Company consummates a transaction agreement with respect to any Alternative Proposal within 12 months of the date of such termination, then the Company shall pay to Parent the Termination Fee less any Expenses paid to Parent pursuant to Section
8.4 upon such consummation, payable by wire transfer of same day funds.

          (d) If (i) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) and at the time of such termination, (A) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied (the foregoing (A) or (B) referred to herein as a "Parent Material Breach"), (ii) the Company terminates this Agreement pursuant to Section 8.1(c)(ii), (iii) the Transactions contemplated hereby are not consummated on or prior to the Termination Date as a result of a Parent Material Breach (in which event either party may terminate this Agreement upon the first to occur of (A) the Termination Date and (B) 30 days following the satisfaction of each of the conditions set forth in Section 7.1 and Section 7.2 hereof), or (iv) either party terminates this Agreement pursuant to Section 8.1(b)(v) and, at the time of such termination, (A) there does not exist any breach or failure to perform the covenants or other agreements contained in this Agreement to be performed by the Company that would prevent the Company from satisfying the closing condition set forth in Section 7.2(a) and (B) there does not exist any breach of a representation or warranty made by the Company in this Agreement that would prevent the Company from satisfying the closing condition set forth in Section 7.2(b) (provided, however, that any such breach or failure to perform shall be disregarded for purposes hereof if it is cured within the period provided in
Section 8.1(c)(ii)), then, in any such case, Parent shall pay to the Company the Parent Termination Fee at or prior to the time of termination in the case of such termination by Parent or as promptly as reasonably practicable (and in any event within five Business Days) after termination in the case of such termination by the Company, payable by wire transfer of same day funds.

          (e) Except to the extent required by applicable Law, neither the Company nor Parent shall withhold any taxes from any payment under this Section
8.3. Notwithstanding anything in this Agreement to the contrary, (i) Parent and Merger Sub agree that payment of the Termination Fee and the Expense Reimbursement, if such payments are payable and actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement in the circumstances described in Sections 8.1(b), 8.1(c) and 8.1(d), and (ii) the Company agrees that payment of the Parent Termination Fee, if such payment is payable and actually paid, shall be the sole and exclusive remedy of the Company upon the termination of this Agreement in the circumstances described in Sections 8.1(b), 8.1(c), and 8.1(d) (including in the circumstances described in Section 8.3(d)). Under no circumstances shall the Termination Fee or the Parent Termination Fee be payable more than once pursuant to this Section 8.3.

          (f) Each of the Company, Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

     SECTION 8.4. EXPENSE REIMBURSEMENT. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by Parent pursuant to
Section 8.1(d)(ii), or by Parent or the Company pursuant to Section 8.1(b)(iv), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses for which Parent has not theretofore been reimbursed by the Company (the "Expense Reimbursement"). "Expenses" include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) up to $5,000,000 in the aggregate and documented in the manner described in the following sentence incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of Parent's Expenses pursuant to this Section 8.4 shall be made not later than five (5) Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after Parent delivers such notice of demand for payment).

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.1. AMENDMENT AND MODIFICATION.

     Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, solely by written agreement of the parties hereto authorized by action of their respective Boards of Directors at any time prior to the Effective Time.

     SECTION 9.2. EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of any party,
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 9.3. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 9.4. NOTICES.

     Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4, and confirmation of such transmission is received prior to 5:00 p.m. at the place to which such notice was sent on a Business Day, or the following Business Day if confirmation of transmission is received thereafter, (ii) when received, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

          (a)  if to the Company, to:

               Eddie Bauer Holdings, Inc.
               15010 NE 36th Street
               Redmond, WA 98052
               Attention: General Counsel
               Facsimile No.: (425) 755-7671

               with a copy (which shall not constitute notice) to:

               Akin Gump Strauss Hauer & Feld LLP
               1333 New Hampshire Avenue, N.W.
               Washington, D.C. 20036
               Attention: J. Steven Patterson, Esq.
               Facsimile No.: (202) 887-4288

          (b)  if to Parent or Merger Sub, to:

               c/o Golden Gate Private Equity, Inc.
               One Embarcadero Center, 33rd Floor
               San Francisco, CA 94111
               Attention: David Dominik and Stefan Kaluzny
               Facsimile No: (415) 627-4501

               and

               c/o Sun Capital Securities Group, LLC

               375 Park Ave., Suite 1302
               New York, NY 10152
               Attention: Gary Talarico and Michael Fieldstone
               Facsimile No: (212) 588-1584

               and

               c/o Sun Capital Securities Group, LLC
               5200 Town Center Circle, Suite 470
               Boca Raton, Florida 33486
               Attention: C. Deryl Couch
               Facsimile No: (561) 394-0540

               with a copy (which shall not constitute notice) to:

               Kirkland & Ellis LLP
               200 East Randolph Drive
               Chicago, IL 60601
               Attention: Douglas C. Gessner, P.C. and Gary M. Holihan, P.C. Facsimile No: (312) 861-2200

     SECTION 9.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood that one or more parties may sign separate counterparts and such counterparts may be delivered by facsimile.

     SECTION 9.6. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

     This Agreement (including the documents, schedules and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except with respect to Article III and Section 6.8 (which shall inure to the Persons benefiting therefrom who are intended to be third party beneficiaries thereof), and the right of the Company, acting on behalf of its stockholders, to pursue any remedies on behalf of its stockholders pursuant to the proviso set forth in Section 8.2, are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

     SECTION 9.7. SEVERABILITY.

     If any term, provision, covenant or restriction of this Agreement is held by a court (or other authority) of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 9.8. GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

     SECTION 9.9. ASSIGNMENT.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign their rights hereunder and under all other documents executed in connection with the Transaction to any lender as security in connection with any financing obtained in connection with the Transactions; provided further that Parent may assign its rights hereunder to an Affiliate but shall remain fully liable for its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

     SECTION 9.10. SCHEDULES.

     Information disclosed under one Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section or Sections of the Company Disclosure Schedule where such disclosure is reasonably apparent on the face of such disclosure and would be relevant or applicable. The fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms "material" or "Company Material Adverse Effect" or other similar terms in this Agreement.

     SECTION 9.11. EXPENSES.

     Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such fees and expenses.

     SECTION 9.12. SUBMISSION TO JURISDICTION; WAIVERS.

          (a) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other


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than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) such action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such court.

          (b) EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     SECTION 9.13. SPECIFIC PERFORMANCE.

     The parties agree that, subject to Section 8.3(e) hereof, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3(e) hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that, subject to Section 8.3(e) hereof, it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

     SECTION 9.14. CONSTRUCTION OF AGREEMENT.

          (a) The terms and provisions of this Agreement represent the results of negotiations among the parties, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

          (b) All references in this Agreement to Sections and Articles without further specification are to Sections of, and Articles of, this Agreement.

          (c) The Table of Contents and the captions and headings of Sections and Articles in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provisions of this Agreement.

          (d) Unless the context otherwise requires, "or" is not exclusive.

          (e) Unless the context otherwise requires, "including" means "including but not limited to".


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          (f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        EDDIE BAUER HOLDINGS, INC.


                                        By: /s/ William T. End
                                            ------------------------------------
                                        Name: William T. End
                                        Title: Chairman of the Board of
                                               Directors


                                        EDDIE B HOLDING CORP.


                                        By: /s/ Stefan Kaluzny
                                            ------------------------------------
                                        Name: Stefan Kaluzny
                                        Title: Vice President


                                        EDDIE B INTEGRATED, INC.


                                        By: /s/ Gary M. Talarico
                                            ------------------------------------
                                        Name: Gary M. Talarico
                                        Title: Vice President